Exhibit 99.2

Agent/Broker Letter

Dear Valued Business Partner:

The Board of Directors of Penn Millers Holding Corporation has authorized a Special Committee, consisting entirely of independent directors, to review strategic alternatives for the Company aimed at enhancing shareholder value. The process is ongoing and is expected to conclude this year.

Penn Millers’ cost structure has historically been challenged by a relative lack of scale, and both the Company and the property and casualty industry are challenged by a continued soft market and unprecedented catastrophe losses.

Penn Millers is seeking opportunities to enhance shareholder and agent/broker value by increasing the number of states where we sell our products, cost effectively expanding our capacity to write larger and multi-state accounts and by building on our product offerings to include more specialty offerings. We expect that these actions will increase sales opportunities for our agents and brokers and improve career opportunities for our employees.

All Penn Millers stakeholders stand to benefit from building our franchise. Please be assured that our employees are committed to Penn Millers’ mission and our specialized personal customer service will continue throughout the strategic review process.

We are grateful for your partnership and continued business, and look forward to growing together profitably.

Sincerely,

Douglas A. Gaudet, CPCU